EXHIBIT 99.1

Company Contact:
Jordan Serlin, Chief Operating Officer
561-997-2602

Cenuco and Lander Agree to Amend Merger Agreement and Expedite Merger

BOCA RATON, FL and LAWRENCEVILLE, NJ, May 10, 2005 - Cenuco, Inc. (AMEX: ICU) and Hermes Acquisition Company I LLC, the parent company of Lander Co., Inc., announced today that the two companies have amended the merger agreement entered into on March 16, 2005. Under the amended agreement, the merger is expected to close on or about May 23, 2005. At the closing of the merger, Cenuco will issue shares of a new series of Cenuco preferred stock to the members of Hermes in exchange for all the outstanding membership interests in Hermes. The newly issued Cenuco preferred stock will be convertible into shares of Cenuco common stock representing 65% of the outstanding shares after the merger. The issuance of the shares of Cenuco common stock upon conversion of the preferred shares is conditioned upon, among other items, Cenuco stockholder approval.

After the merger, the two existing businesses will remain focused in their respective current markets but plan to integrate select overhead and administrative functions. The companies will begin reporting combined financial information immediately after the merger is completed.

At meetings of Cenuco’s board of directors held on May 2, 2005 and May 9, 2005, the board discussed the need for consummating the Merger as soon as practicable in order to accelerate its business plan and potential acquisition opportunities.

Founded in 1920, Lander is a recognized leader of value priced products available at Wal-Mart, Kmart, ShopRite, Walgreens, CVS and other leading retailers throughout North America. Lander produces and ships more than 100,000,000 product units annually. Lander and Cenuco believe that the combined company will create a platform through which they plan to acquire select strategic brands that will further the combined company’s position as a leader of consumer products. It is anticipated, that through this transaction, the combined company’s strategic plans will accelerate.

Steven Bettinger, Chief Executive Officer and President of Cenuco, stated, “We believe that expediting this merger preserves certain time sensitive business opportunities for the combined organization. Our plan is for Lander and Cenuco to continue to focus on their current operations — Wireless Data Products and Technology, operating under the Cenuco name, and Consumer Products operating under the Lander name.”

For additional information, please review the most recent Form 8-K and associated filings that are available on the SEC website via http://www.sec.gov

About Cenuco

Cenuco, Inc. develops wireless and Internet based software solutions for transmitting live streaming video, and other targeted content, directly onto cellular phones and remote computers. Cenuco’s technology has applications in a variety of markets. Cenuco’s wireless data technology is primarily focused on wireless video monitoring solutions that allow users to view real-time streaming video of security cameras or video content feeds at their home or place of business from anywhere they receive a cellular connection, regardless of the cellular carrier, user’s location, or type of cellular phone or wireless device. Cenuco’s products address the fast-growing security, surveillance and Homeland Security markets, and some of its monitoring products have been listed on the Federal General Services Administration (GSA) schedule. These products have also been Windows Mobile Certified by Microsoft, have received BREW certification from Qualcomm, and are listed in the Intel Mobility Catalog. Visit http://www.cenuco.com for additional information.

About Lander Co., Inc.

Lander Co., Inc. and its Canadian affiliate, Lander Co. Canada Limited, manufacture, market and distribute leading value brand (LANDER) health and beauty care products. Lander also produces private label brands for a limited number of top retailers. Lander has a category leadership position in the rapidly growing marketplace for value health and beauty care products — sold in dollar stores and value-focused retailers such as Wal-Mart and Kmart. Visit http://www.lander-hba.com for additional information.

The Lander brand is recognized as the largest specialty bath brand as reported in 2004 by Information Resources, Inc. (IRI), a global provider of market content and business performance management within consumer goods and retail industries. Lander is headquartered in Lawrenceville, New Jersey. Lander operates two manufacturing and distribution facilities, one in Binghamton, New York and the other in Toronto, Canada.

About the Merger

In connection with the issuance of Cenuco common stock upon conversion of the Cenuco preferred stock, Cenuco will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information including the financial statements of Lander. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Cenuco at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained by Cenuco stockholders for free from Cenuco by directing such request to Steven Bettinger, Chief Executive Officer and President, Cenuco, Inc., 6421 Congress Avenue, Suite 201, Boca Raton, FL 33487, Telephone: 561-997-2602.

Cenuco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the issuance of Cenuco common stock upon conversion of the Cenuco preferred stock. Information concerning the interests of Cenuco’s participants in the solicitation is set forth in Cenuco’s proxy statements and Annual Reports on Form 10-KSB, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the issuance of the shares of Cenuco common stock when it becomes available.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans and potential acquisitions. These forward-looking statements may be affected by the risks and uncertainties inherent in Cenuco’s and Lander’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Cenuco’s Securities and Exchange Commission filings. Cenuco and Lander wish to caution readers that certain important factors may have affected and could in the future affect Cenuco’s and Lander’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Cenuco and Lander. These risk factors include, but are not limited to: (1) the inability to successfully integrate Lander’s operations with Cenuco’s operations; (2) the inability to successfully consummate potential acquisitions; (3) the accounting implications of the business combination; and (4) Cenuco’s inability to comply with the rules and policies of the American Stock Exchange. Although Cenuco believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. Cenuco undertakes no obligation to update these forward-looking statements.